Exhibit 99.1

NEWS RELEASE

NEXT BRIDGE HYDROCARBONS, INC. ANNOUNCES

COMPLETION OF SPIN-OFF FROM META MINERALS, INC.

FT. WORTH – December 20, 2022 – Next Bridge Hydrocarbons, Inc. (“Next Bridge”, “our”, or the “Company”) announced today that the spin-off of all of the issued and outstanding shares of common stock of Next Bridge by Meta Materials, Inc. (“Meta”), was successfully completed on December 14, 2022. The Company has posted a Frequently Asked Questions document regarding the spin-off on its website at https://www.nextbridgehydrocarbons.com/investors, which includes all publicly available information.

The Company also announced that its transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), is in the process of mailing statements of holdings to all registered stockholders.

•	If you are a registered holder of record (on the books of Next Bridge maintained by AST) of the MMTLP Series A Preferred Stock as of December 12, 2022 (the “Record Date”), you are considered the holder of record with respect to those shares, and AST will mail statements of holdings to all registered stockholders after the distribution is complete. No action is required for registered holders to register their shares. Registered holders may contact AST directly at:

By Mail: American Stock Transfer & Trust Company, LLC ATTN: Operations Center, Reorganization Dept. 6201 15th Avenue Brooklyn, New York 11219	AST Shareholder Services Call Center: Toll Free: 800.937.5449 Local & International: 718-921-8124 Hours: 8 a.m. – 8 p.m. ET Monday-Friday Help@astfinancial.com

•	If your MMTLP Series A Preferred Stock are held in an account at a broker, bank, broker-dealer, custodian, or other similar organizations, then you are the beneficial owner of shares held in “street name.” You should contact your custodial institution directly if you wish to have your shares registered.

The Company anticipates meeting its reporting obligations under the Exchange Act, which includes filings of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K for reporting periods ending on or before December 31, 2022. The Company has also established an “Investor Form” on the Company’s website, which is to be used for internal purposes only.

About Next Bridge Hydrocarbons, Inc.

The Company is an independent public reporting energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. Our primary focus has been the development of interests in an oil and gas project consisting of 134,000 contiguous gross acres we hold in the Orogrande Basin in West Texas in Hudspeth County, Texas. In addition, we have minor interests in the Eastern edge of the Midland Basin in Texas, and two minor well interests in Oklahoma. Please visit www.nextbridgehydrocarbons.com for more information.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. Information concerning the assumptions, uncertainties and risks that may affect the actual results can be found in the Company’s filings with the Securities and Exchange Commission ("SEC") available on the Company’s website or the SEC's website at sec.gov.

Contact:

Dennard Lascar Investor Relations

NextBridge@dennardlascar.com

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